Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synaptics Incorporated:
We consent to the use of our reports dated August 27, 2008 with respect to the consolidated balance sheets of Synaptics Incorporated and subsidiaries as of June 30, 2007 and June 28, 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 28, 2008 and the effectiveness of internal control over financial reporting as of June 28, 2008, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated August 27, 2008 includes an explanatory paragraph relating to the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, at the beginning of fiscal 2008.
/s/ KPMG LLP
Mountain View, California
May 6, 2009